UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2007

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121-1050 801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

                (b)           On October 29, 2007, Mrs. Fields Famous Brands, LLC (the “Company”) approved the appointment of Greg Barber to the position of President of the Company’s TCBY division.  Concurrent with this appointment, the Company accepted Mr. Barber’s resignation as its Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Barber also resigned from the same positions that he held on behalf of certain of the Company’s parent entities and subsidiaries.

                (c)           Also on October 29, 2007, the Company appointed Steven Passey, 45, to serve as the Company’s Vice President, Chief Accounting Officer, Corporate Controller, and Treasurer.  Mr. Passey joined the Company in April, 2007 as its Vice President and Corporate Controller.   Prior to joining the Company, Mr. Passey was Chief Financial Officer of EduSource from September 2006 to March 2007.  From December 2004 to September 2006, he served as Director of SEC Compliance and Reporting for Extra Space Storage, and from January 2001 to December 2004, he was a Senior Manager for Ernst & Young, LLP.  Neither Mr. Passey nor any of his immediate family members has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K during his employment with the Company.

                                The Company has not entered into or amended any employment agreement with Mr. Barber or Mr. Passey as a result of these appointments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date: October 29, 2007